Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Office Properties Income Trust of our report dated August 30, 2021, relating to the Statement of Revenue and Certain Expenses of 1K Fulton, appearing in the Current Report on Form 8-K/A filed by Office Properties Income Trust on August 30, 2021. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ Baker Newman & Noyes LLC

Boston, Massachusetts

July 1, 2022